News Release
Audiovox Corporation Reports Fiscal 2011 Second Quarter and Six Month Results

HAUPPAUGE, N.Y., Oct 12, 2010 /PRNewswire via COMTEX/ --

Audiovox Corporation (Nasdaq: VOXX), today announced results for its fiscal 2011 second quarter ended August 31, 2010.

Commenting on the Company's performance, Pat Lavelle, President and CEO stated, "We posted modest improvements in our top-line this quarter, driven by our acquisitions, new OEM programs and aftermarket automotive sales, as well as continued growth in our international operations. The consumer market in the U.S. however, continues to suffer as consumer spending for non-essential items remains low. Looking ahead, we are encouraged with recent reports pointing to continued increases in car sales as that will have a positive impact on both our top-line and our margins. We continue to introduce new products across all segments of our business and are exploring new categories where we believe Audiovox and our portfolio of brands can prosper. We remain on track for top-line growth and profitability in fiscal 2011, despite continued weakness in the global economies."

Fiscal Second Quarter Highlights

▪	Sales up 3.5%, driven by continued improvements in the automotive market.
▪	Gross margins increase 240 basis points due to new product introductions and shift in business mix.
▪	OEM programs with Ford (Expedition), Lincoln (Navigator), Porsche (Cayenne), and BMW (X3).
▪	New GM promotion for rear-seat entertainment systems.
▪	Expanded remote start program under Prestige, Code Alarm and Omega brands.
▪	Launched One-for-All Smart Remote to go after high-end remote category; Zentral remotes to be launched in fiscal 2011 fourth quarter.
▪	Entered final testing stage for AirPower under the RCA brand; scheduled to launch in early 2011.

Fiscal Second Quarter Comparisons

Net sales for the second quarter ended August 31, 2010 were $129.3 million, an increase of 3.5% compared to net sales of $124.9 million reported in the comparable year ago period.

Electronics sales were $95.2 million for the 2011 fiscal second quarter as compared to $79.0 million for the three months ended August 31, 2009, an increase of 20.5%. Electronics sales were positively impacted by the acquisition of Invision Automotive Systems, new OEM programs and higher aftermarket sales of audio, video and security products for the mobile market. Certain consumer electronics product lines were up for the quarter, including digital camcorders and digital players, though these gains were partially offset by declines in other electronics categories driven by the continued weakness in overall consumer spending. Electronics represented 73.6% of net sales for the three months ended August 31, 2010 compared to 63.3% in the comparable prior year period.

Accessory sales were $34.1 million for the 2011 fiscal second quarter as compared to $45.9 million for the three months ended August 31, 2009, a decrease of 25.6%. The majority of this decline was directly related to lower sales of digital antenna products in the fiscal 2011 second quarter as last fiscal year's results were positively influenced by the transition from analog to digital technology. Excluding the impact of antennas, accessory sales were down 5.3% which can be attributed to weakness in consumer spending similar to core electronics products. These declines in accessories were partially offset by increased sales in our international business, both in existing business and through the addition of the Schwaiger acquisition. Accessories represented 26.4% and 36.7% of net sales for the three months ended August 31, 2010 and August 31, 2009, respectively.

Gross margins were 21.3% for the period ended August 31, 2010, a 240 basis point improvement from 18.9% reported in the comparable prior year period. The increase in gross margins is a direct result of a shift in the Company's product mix towards more OEM related products, as well as better margins in the Company's existing product lines with new product introductions in several product categories. Gross margins were also favorably impacted by reduced costs in freight and warehousing as compared to the prior year period.

Operating expenses increased by $4.5 million or 19.8% from $22.8 million, to $27.3 million for the periods ended August 31, 2009 and August 31, 2010, respectively. The increase in total operating expenses was primarily due to approximately $4.0 million in expenses associated with the Company's acquisitions of Schwaiger and Invision. In addition, the Company recorded charges for employee stock option costs and professional fees, bad debt expenses associated with a bankruptcy settlement, severance charges associated with the consolidation of a German operating location, and a reinstatement of a portion of the employee salary reductions below the vice president level. As a percentage of net sales, operating expenses increased to 21.1% as compared to 18.2% for the three months ended August 31, 2010 and August 31, 2009, respectively.

The Company reported net income of $0.6 million and earnings per share of $0.03 for the 2011 fiscal second quarter compared to net income of $2.8 million or earnings per share of $0.12 for the 2010 fiscal second quarter. Net income for the 2010 fiscal second quarter included an income tax benefit of $1.6 million.

Lavelle continued, "The slower than anticipated economic recovery has impacted our sales and our bottom-line performance through the first half of the year, but we remain profitable given the steps taken to improve our margins, better align our overhead and improve operating efficiencies. Our OEM presence is growing as are our retail partnerships, and our cash position and balance sheet remain strong. We believe the Company is well positioned to generate both near and long-term value, especially as the economy improves."

Six-Month Comparisons

Net sales for the six months ended August 31, 2010 were $259.6 million, an increase of 6.1% compared to net sales of $244.7 million reported in the comparable six-month period.

Electronics sales were $189.7 million for the 2011 fiscal six month period as compared to $158.0 million for the six months ended August 31, 2009, an increase of 20.1%. Electronics sales were positively impacted by the acquisitions of Invision Automotive System as well as higher automotive sales driven by new OEM programs and aftermarket sales. These increases were partially offset by declines in certain consumer electronics categories. Electronics represented 73.1% of net sales for the six months ended August 31, 2010 compared to 64.6% in the prior six month period.

Accessory sales were $69.9 million for the six months ended August 31, 2010 as compared to $86.7 million for the six months ended August 31, 2009, a decrease of 19.4%. The majority of this decline was directly related to lower sales of digital antenna products as last fiscal year's results were positively influenced by the transition from analog to digital technology. Excluding the impact of antennas, accessory sales were up 2.4%. Accessories represented 26.9% and 35.4% of net sales for the six months ended August 31, 2010 and August 31, 2009, respectively.

Gross margins were 21.0% for the six month period ended August 31, 2010, a 200 basis point improvement from 19.0% reported in the comparable six month period. The increase in gross margins is a direct result of a shift in the company's product mix towards more OEM related products, as well as better margins in the Company's existing product lines with several new product introductions. Gross margins were also favorably impacted by reduced costs in freight and warehousing as compared to the prior year period.

Operating expenses increased by $10.4 million or 22.8% from $45.5 million, to $55.8 million for the six month periods ended August 31, 2009 and August 31, 2010, respectively. The increase in total operating expenses was primarily due to approximately $6.6 million in expenses associated with the Company's acquisitions of Schwaiger and Invision. The additional increase in operating expenses is related to charges taken for employee stock option costs, higher professional fees, bad debt expenses associated with a bankruptcy settlement and a reinstatement of a portion of the employee salary reductions below the vice president level. As a percentage of net sales, operating expenses increased to 21.5% as compared to 18.6% for the six months ended August 31, 2010 and August 31, 2009, respectively.

The Company reported net income of $1.8 million and earnings per share of $0.08 for the 2011 fiscal six month period compared to net income of $3.2 million or earnings per share of $0.14 for the 2010 fiscal six month period. Net income for the 2010 fiscal six month period included an income tax benefit of $1.3 million.

Conference Call Information

The Company will be hosting its conference call on Wednesday, October 13 at 10:00 a.m. EDT. Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 866-510-0676; international number: 617-597-5361; pass code: 46308111). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 38040798).

About Audiovox

Audiovox (Nasdaq: VOXX) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, Internet radios, clock radios, portable DVD players, multimedia products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer(R)-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, Advent, RCA, Jensen, Acoustic Research, Energizer, Excalibur, Code Alarm, Invision, Omega, Prestige, Schwaiger, SURFACE and Terk brands. For additional information, visit our Web site at www.audiovox.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2010 and in its most recent quarterly filing with the Securities and Exchange Commission (SEC).

Company Contact:
Glenn Wiener, GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	August 31,	February 28,
	2010	2010
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$52,947	$69,511
Short-term investments	20,249	-
Accounts receivable, net	97,947	131,266
Inventory	126,345	102,717
Receivables from vendors	15,243	11,170
Prepaid expenses and other current assets	14,994	16,311
Income tax receivable	749	1,304
Deferred income taxes	47	47
Total current assets	328,521	332,326

Investment securities	15,003	15,892
Equity investments	12,327	11,272
Property, plant and equipment, net	20,682	22,145
Goodwill	7,631	7,389
Intangible assets	96,131	97,226
Deferred income taxes	509	515
Other assets	1,886	2,213
Total assets	$482,690	$488,978

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	August 31,	February 28,
	2010	2010
Liabilities and Stockholders' Equity	(unaudited)

Current liabilities:
Accounts payable	$37,754	$36,126
Accrued expenses and other current liabilities	31,289	35,790
Accrued sales incentives	12,513	10,606
Deferred income taxes	1,879	1,931
Bank obligations	1,584	1,703
Current portion of long-term debt	1,263	6,383
Total current liabilities	86,282	92,539

Long-term debt	5,673	6,613
Capital lease obligation	5,406	5,490
Deferred compensation	3,245	3,158
Other tax liabilities	1,219	1,219
Deferred tax liabilities	8,147	8,502
Other long-term liabilities	6,532	7,194
Total liabilities	116,504	124,715

Commitments and contingencies

Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,454,112 and 22,441,712 shares issued and 20,635,305 and 20,622,905 shares outstanding at August 31, 2010 and February 28, 2010, respectively	225	225
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at August 31, 2010 and February 28, 2010	22	22
Paid-in capital	276,600	275,684
Retained earnings	115,760	113,996
Accumulated other comprehensive loss	(8,035)	(7,278)
Treasury stock, at cost, 1,818,807 shares of Class A common stock at August 31, 2010 and February 28, 2010	(18,386)	(18,386)
Total stockholders' equity	366,186	364,263
Total liabilities and stockholders' equity	$482,690	$488,978

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
For the three and six months ended August 31, 2010 and 2009
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2010	2009	2010	2009

Net sales	$129,297	$124,890	$259,611	$244,697
Cost of sales	101,827	101,292	205,079	198,174
Gross profit	27,470	23,598	54,532	46,523

Operating expenses:
Selling	7,623	6,203	16,452	13,162
General and administrative	16,032	14,372	33,362	28,033
Engineering and technical support	3,640	2,205	6,029	4,277
Total operating expenses	27,295	22,780	55,843	45,472

Operating income (loss)	175	818	(1,311)	1,051

Other income (expense):
Interest and bank charges	(479)	(384)	(920)	(703)
Equity in income of equity investees	840	355	1,748	750
Other, net	498	408	1,998	855
Total other income, net	859	379	2,826	902

Income before income taxes	1,034	1,197	1,515	1,953
Income tax expense (benefit)	389	(1,578)	(249)	(1,295)

Net income	$645	$2,775	$1,764	$3,248

Net income per common share (basic)	$0.03	$0.12	$0.08	$0.14

Net income per common share (diluted)	$0.03	$0.12	$0.08	$0.14

Weighted-average common shares outstanding (basic)	22,893,161	22,872,191	22,890,174	22,868,792
Weighted-average common shares outstanding (diluted)	23,043,136	22,933,728	23,037,640	22,899,561